UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2009
ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

11 Studebaker, Irvine, CA	92618

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 2, 2009, the Compensation Committee of the Board of Directors (the “Committee”) adopted a cash bonus plan (“Bonus Plan”) pursuant to which participating executive officers of the Company will be eligible to earn cash bonus compensation based on 2009 Company performance. The terms of the Bonus Plan are not contained in a formal written document. The material terms of the Bonus Plan are as follows:
     Under the Bonus Plan, the Company’s executive officers shall be entitled to earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company. Each executive officer of the Company will be eligible to receive a target bonus calculated by multiplying such executive officer’s annual base salary by a percentage value assigned to such participant (the “Target Bonus”). The Target Bonus of John McDermott, the Company’s President and Chief Executive Officer, is 50% of his annual base salary. The Target Bonuses of Robert Krist, the Company’s Chief Financial Officer and Secretary, Stefan Schreck, the Company’s Vice President, Technology, Gary Sorsher, the Company’s Vice President, Quality, and Janet Fauls, the Company’s Vice President, Regulatory and Clinical Affairs, are 30% of their respective annual base salaries. The Target Bonus of Joseph DeJohn, the Company’s Vice President, Sales, is 35% of his annual base salary.
     Following the end of the fiscal year, the Committee evaluates the achievement of the following performance objectives: (1) achievement of a certain revenue target and (2) the Company having a higher cash balance at December 31, 2009 than January 1, 2009 (excluding the impact of any financing proceeds). Based on achievement of these objectives, the Committee will approve the amount of the total funding of the Bonus Plan. The performance objectives are equally weighted. With respect to the first performance objective, achievement will be measured based on a percentage of the target amount, with achievement of the target resulting in 100% satisfaction of such performance objective. The Plan allows for achievement in excess of 100% if the revenue targeted is exceeded up to 200% achievement. Similarly, with respect to the second performance objective, the Company may achieve up to 200% of the objective depending upon the amount of excess cash at December 31, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.
February 5, 2009	/s/ Robert J. Krist
Robert J. Krist
Chief Financial Officer